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                                                                       Exhibit 4

                              EMPLOYMENT AGREEMENT
                              --------------------

   THIS AGREEMENT, made as of this 28th day of July, 2003 is between Masterpiece Homes, Inc., a Florida corporation (hereinafter called "the Company"), and Robert Fitzsimmons, an individual (hereinafter called "Employee").

                                   BACKGROUND
                                   ----------

   Pursuant to the Stock Purchase Agreement dated the same date as this Agreement (the "Purchase Agreement") between Orleans Homebuilders, Inc., a Delaware corporation ("Orleans"), and all stockholders of the Company (the "Former Stockholders"), Orleans is acquiring all of the issued and outstanding shares of stock of the Company. The execution and delivery of this Agreement is a condition to closing under the Purchase Agreement. This Agreement supersedes all existing employment agreements, oral or written, between the Company and Employee.

   The Company desires to employ Employee as President, and Employee desires to be so employed on the terms and conditions contained in this Agreement.

   NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. CAPACITY AND DUTIES

   1.1 EMPLOYMENT: ACCEPTANCE OF EMPLOYMENT. The Company employs Employee and Employee accepts employment by the Company upon the terms and conditions hereinafter set forth.

   1.2 CAPACITY AND DUTIES.

     (a) Employee shall be employed by the Company as President, and, subject to the supervision and control of Orleans' President, agrees to perform such duties and responsibilities normally associated with the position of President and as may be assigned to Employee from time to time by Orleans' President or by his designee. This Agreement does not establish, nor does it imply a specific number of days and/or hours per week that Employee is required to work. Employee is required to work those hours necessary to perform properly such duties and responsibilities normally associated with the position of President and as may be assigned to Employee from time to time by Orleans' President or by his designee.

     (b) During his employment hereunder, Employee shall devote his full working time, energy, skill and best efforts to the performance of his duties hereunder and shall not be employed by or participate or engage in or take part in any manner in the management or operation of any business enterprise or pursuit other than the Company and its Affiliates without prior written consent of the Board of Directors of Orleans (the "Board") which consent may be granted or withheld in the Board's sole discretion. For purposes of this Agreement, "Affiliate" means any person or entity controlling, controlled by or under common control with the Company. "Control," as used herein, means the power to direct management and policies of a



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     person or entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the term "controlling" and "controlled" shall have correlative meanings, provided that, any person or entity that owns beneficially, either directly or through one or more intermediaries, more than 20% of the ownership interests in a specified entity shall be presumed to control such entity for purposes of the definition of "Affiliate".

SECTION 2. COMPENSATION AND FRINGE BENEFITS

   2.1 BASIC COMPENSATION. As compensation for Employee's services hereunder, the Company shall pay to Employee a salary at an annual rate of One Hundred Fifty Thousand Dollars ($150,00.00) (the "Base Salary"), payable in accordance with the Company's regular payroll practices in effect from time to time during the tenure of Employee's employment.

   2.2 BONUS. In addition to Employee's Base Salary and the Contingent Profits Payment provided for in Section 2.4(b), the Company shall pay Employee on a yearly basis a bonus or other additional compensation which shall be based on the "Pre-tax Profits from Operations" (as defined in Paragraph 2.4(b)), the amount of which shall be determined at the sole discretion of Orleans.

   2.3 STOCK OPTIONS. Pursuant to Section 2.3(a) of the Purchase Agreement, Employee shall have the option to purchase a total of 45,000 shares of the Common Stock of Orleans Home Builders, Inc., as adjusted in good faith by the Board for stock splits or combinations, reclassifications, mergers and similar events. The purchase price per share shall be equal to the closing price of Orleans Home Builders, Inc.'s Common Stock on the American Stock Exchange as of the Closing Date (as such number of shares and per-share amount shall be appropriately adjusted to reflect any stock splits, subdivisions, reorganizations, combinations and similar transactions made after the date hereof with respect to Orleans Home Builders, Inc.'s Common Stock). Employee's option to purchase said shares shall vest over a three year period in increments of 15,000 shares per year as follows: (i) 15,000 shares to vest as of December 31, 2004; (ii) 15,000 shares to vest as of December 31, 2005; and (iii) 15,000 shares to vest as of December 31, 2006. Employee's option to purchase said shares shall vest as set forth herein unless Employee is terminated for Cause (as defined in Paragraph 3.5) or Employee terminates his employment Without Good Reason (as defined in Paragraph 3.7) prior to the vesting date set forth above for each specified increment. Notwithstanding anything herein to the contrary, Orleans may establish an alternative date for Employee's option to purchase Orleans Home Builders, Inc.'s Common Stock pursuant to this Section 2.3(a) of the Purchase Agreement (other than shares which were or could have been purchased under Section 2.3(a) of the Purchase Agreement prior to such alternative date) in the event of the liquidation, dissolution or sale of Orleans Home Builders, Inc. or of substantially all of Orleans Home Builders, Inc.'s assets, or any similar transaction; provided, however, that in the event such an alternative date is established, such date shall be no earlier than 30 days after notice of such alternative date is provided to Employee; and further provided that in the event such an alternative date is established, Employee's option to purchase Orleans Home Builders, Inc.'s Common Stock pursuant to
Section 2.3(a) of the Purchase Agreement shall be exercisable with respect to all of the shares subject to such option (other than shares which were or could have been purchased under Section 2.3(a) of the Purchase Agreement prior to such alternative date) even if Employee's right to acquire such shares would not otherwise be exercisable as of such date.

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   2.4 INCENTIVE COMPENSATION.

     (a) Pursuant to Sections 2.1(b) and 2.2(b) of the Purchase Agreement, Seven Hundred Ten Thousand Dollars ($710,000) of the Purchase Price, as that term is defined in the Purchase Agreement, payable pursuant to subsection 2.1(b) of the Purchase Agreement, shall be paid to Employee, within ten (10) Business Days, as that term is defined in the Purchase Agreement, after January 1, 2005 (the "Contingent Stock Payment") by wire transfer of immediately available funds pursuant to instructions previously given by Employee to the Company for that purpose. The Contingent Stock Payment shall be due and payable pursuant to the terms set forth above unless Employee is terminated for Cause (as defined in Paragraph 3.5) or Employee terminates his employment Without Good Reason (as defined in Paragraph 3.7) on or before December 31, 2004.

     (b) Pursuant to Sections 2.1(c), 2.2(c) and 11.8 of the Purchase Agreement, the Company shall pay Employee an amount equal to .25 multiplied by the fiscal year Pre-tax Profits from Operations (as defined below) for the calendar years ended December 31, 2004, 2005 and 2006 (the "Contingent Profits Payment") unless Employee is terminated for Cause (as defined in Paragraph 3.5) or Employee terminates his employment Without Good Reason (as defined in Paragraph 3.7) prior to December 31, 2004, 2005 or 2006, as applicable. The parties hereto agree that any Contingent Profits Payment constitutes compensation to Employee, and consequently, Employee shall treat such payments, if any, as ordinary income on his personal tax returns or other related filings. "Pre-tax Profits from Operations" shall mean the net operating income of the Company as determined in accordance with GAAP, consistent with Orleans' past practice; provided, however, that in the event additional capital is jointly determined by Orleans and Employee to be required to be contributed by Orleans to the Company, the Pre-Tax Profits from Operations for purposes of making the calculations required by this 2.2(c) shall be reduced by twenty-five percent (25%) of the average amount of such contribution outstanding during the applicable fiscal year that is in excess of the cumulative distributions theretofor made by the Company to Orleans or any subsidiary thereof. Pre-tax Profits from Operations shall be determined in accordance with Section 2.2(d) of the Purchase Agreement. Orleans shall cause Employee to receive the final determination of the Pre-tax Profits from Operations with the supporting calculations promptly after the receipt thereof by Orleans. Assuming that the conditions precedent to earning Contingent Profits Payment have been met by Employee and no Right to Set-Off applies, Orleans shall pay Employee by wire transfer pursuant to instructions previously given by Employee to Orleans for that purpose the portion of the Contingent Profits Payment payable pursuant to subsection 2.2(c) of the Purchase Agreement, if any, within thirty (30) days after the Pre-tax Profits from Operations has been determined by Orleans, with such determination being made within 90 days following the end of the applicable year, or, in the event a Dispute Notice is timely given pursuant to subsection 2.2(d) of the Purchase Agreement, within thirty (30) days after the Company and Employee receive a written copy of the final determination of Pre-tax Profits from Operations by PWC (or any earlier resolution of the dispute).

   2.5 FRINGE BENEFITS. During his employment, Employee shall be entitled to those benefits set forth in Schedule 2.5 to this Agreement. Employee also may be eligible to participate in the Company's insurance and other benefit plans, policies and programs, subject to their respective eligibility requirements and other terms, conditions, restrictions and exclusions. Nothing herein shall preclude or otherwise restrict the Company's right to modify or terminate any insurance or other benefit plan, policy or program as it deems appropriate in its sole discretion.

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   2.6 VACATION. Employee shall be entitled to the number of vacation days during each calendar year during his employment as is provided generally to other senior employees of Orleans in respect of which time his compensation shall be paid in full.

   2.7 EXPENSE REIMBURSEMENT. During his employment, the Company shall reimburse Employee for all reasonable expenses incurred by him in connection with the performance of his duties hereunder in accordance with its regular reimbursement policies as in effect from time to time and upon receipt of itemized vouchers therefor and such other supporting information as the Company may reasonably require.

   2.8 PAYMENTS AFTER TERMINATION OF EMPLOYMENT.

     (a) Subject to the terms and conditions set forth in Paragraph 2.8(b), if, on or before January 28, 2007, Employee is terminated by the Company without Cause (as that term is defined below) or Employee terminates his employment for Good Reason (as that term is defined below), the Company shall: (i) continue to pay Employee his Base Salary until January 28, 2007; and (ii) pay Employee the cash equivalent of the Employee's monthly medical insurance premium paid by the Company at the time of the termination of Employee's employment for a period of forty-two (42) months minus the number of full months Employee was employed by the Company, less applicable withholdings. The Company reserves the right, in its sole discretion, to make any of the payments provided for in this Paragraph in a lump sum.

     (b) Employee shall have no right to any payments under Paragraph 2.8(a) unless Employee executes, at the time of his termination of employment, a General Release satisfactory to the Company of any and all claims which he may have arising out of or relating to his employment with and/or termination of employment by the Company. Employee also shall have no right to any payments under Paragraph 2.8(a) if Employee (i) is terminated by the Company for Cause, or (ii) terminates his employment without Good Reason.

     (c) Regardless of the reason for the termination of Employee's employment, whether by Employee or the Company, whether for Cause or not, whether or not due to Employee's death, Employee (or his estate) will receive pay for any days actually worked by Employee prior to the termination of his employment, expense reimbursement for all reasonable expenses incurred by him in connection with the performance of his duties prior to the termination of his employment in accordance with the terms and conditions of Paragraph 2.6, and any pay for accrued but unused paid time off benefits, to the extent Employee may be eligible for same under the Company's policies.

     (d) Regardless of the reason for the termination of Employee's employment, whether by Employee or the Company, whether for Cause or not, whether for Good Reason or not, whether or not due to Employee's death, the Employee (or his estate) shall not be eligible for any Company-paid benefits subsequent to the termination of his employment.

     (e) Nothing in this Section 2.8 shall affect in any way Employee's entitlement to receive the Contingency Profits Payments set forth in Paragraph 2.2(b).

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SECTION 3. TERMINATION OF EMPLOYMENT

   3.1 SECTION 4 OBLIGATIONS. The termination of Employee's employment either by Employee or by the Company, whether with or without Cause, or with or without Good Reason, shall not release Employee from Employee's obligations and restrictions under Section 4 of this Agreement. In addition, nothing in this Agreement shall restrict the right of the Company to terminate Employee's employment, with or without Cause, pursuant to Paragraph 3.4.

   3.2 DEATH OF EMPLOYEE. Employee's employment hereunder shall immediately terminate upon his death, upon which the Company shall have no further obligations hereunder other than (i) payment of amounts (including salary, bonus, if any, and expense reimbursement), accrued as of the date of Employee's death in accordance with GAAP, as conclusively determined in the absence of bad faith or manifest error by the Company, (ii) provision of stock options as set forth in Paragraph 2.3, and (iii) at the times and pursuant to the conditions set forth in Paragraphs 2.4(a) and (b), payment of Employee's allocation of the Contingent Stock Payment and Contingent Profits Payments (for the remainder of the term set forth in Section 2.4(b)).

   3.3 EMPLOYEE'S INABILITY TO PERFORM. If Employee is unable to perform the essential functions of his job, for any reason, for a total of thirteen (13) weeks or more in any rolling six (6) month period, then the Company shall have the right to terminate Employee's employment upon 30 days prior written notice to Employee at any time during the continuation of such inability, in which event the Company shall have no further obligations hereunder other than (i) payment of amounts (including salary, bonus, if any, and expense reimbursement), accrued as of the date of Employee's termination of employment in accordance with GAAP, as conclusively determined in the absence of bad faith or manifest error by the Company, (ii) provision of stock options as set forth in Paragraph 2.3, and (iii) at the times and pursuant to the conditions set forth in Paragraphs 2.4(a) and (b), payment of Employee's allocation of the Contingent Stock Payment and Contingent Profits Payments (for the remainder of the term set forth in Section 2.4(b)). If Employee is able to return to work with the Company and perform the essential functions of his job within thirty (30) days of receipt of the written notice from the Company described herein, then Employee's employment will not be terminated.

   3.4 TERMINATION FOR CAUSE. Company may terminate Employee's employment at any time without prior notice for "Cause," which for purposes of this Agreement, shall mean any of the following: willful misconduct, fraud, misappropriation, embezzlement, gross negligence, self-dealing, dishonesty, misrepresentation, charged with or convicted of any felony, failure of Employee to perform his duties and responsibilities to the Company which persists for more than thirty
(30) days after written notice from the Company or Orleans or which recurs, willful material violation in any material respect by Employee of any policy, rule, or reasonable direction or regulation of the Company or Orleans, or material violation by Employee of any provision of this Agreement.

   3.5 TERMINATION FOR GOOD REASON. Employee shall be entitled to terminate his employment with the Company for "Good Reason." As used herein, "Good Reason" shall mean any of the following that is not cured by the Company within thirty
(30) days after Employee delivers written notice thereof to the CEO and the Vice Chairman of Orleans:

     (a) a decrease in Employee's Base Salary for any year while employed by the Company below Employee's Base Salary in the immediately preceding year;

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     (b) a material reduction in Employee's duties or authority from the duties or authority that he had immediately after the acquisition pursuant to the Purchase Agreement;

     (c) a change in the location at which Employee is required to perform the majority of his duties with the Company to a location more than 50 miles from the location on the date hereof; or

     (d) a material and disproportionate reduction (as compared to employees that hold comparable position with Orleans) by the Company of employee benefits available to Employee and his dependents under the employee benefit plans or programs that either are in effect on the commencement of employment following the closing of the acquisition under the Purchase Agreement or which are adopted thereafter by the Company and in which Employee is eligible to participate; provided that no such reduction shall be deemed to have occurred if the Company adopts or implements a substitute plan or program for Employee that provides substantially comparable benefits at no materially greater cost to Employee.

     (e) Upon termination of employment pursuant to this Paragraph 3.5, and subject to the terms and conditions set forth in Paragraphs 2.4 and 2.8, Employee shall be entitled to: (i) the payments under Paragraph 2.8; and (ii) payment of Employee's allocation of the Contingent Stock Payment and Contingent Profits Payments (for the remainder of the term set forth in Paragraph 2.4(b)).

   3.6 TERMINATION WITHOUT CAUSE BY COMPANY. The Company can terminate this Agreement and the employment relationship between the parties at any time and for any or no reason by providing Employee with 14 days written notice, which notice the Company can waive, in whole or in part, in its sole discretion, by paying Employee for such time; provided however, the Company can terminate this Agreement and Employee's employment immediately without any prior notice in the event there is "Cause" as defined in Paragraph 3.4, in the event of Employee's Inability to Perform as defined in Paragraph 3.3, or in the event of Employee's death as discussed in Paragraph 3.2. As defined in Paragraph 3.3, "Inability to Perform" includes 30 days prior written notice to Employee from the Company. This requirement is in no way altered or affected by this Paragraph 3.6. Upon termination of employment pursuant to this Paragraph 3.6, and subject to the terms and conditions set forth in Paragraphs 2.4 and 2.8, Employee shall be entitled to: (i) the payments under Paragraph 2.8; and (ii) payment of Employee's allocation of the Contingent Stock Payment and Contingent Profits Payments (for the remainder of the term set forth in Paragraph 2.4(b)).

   3.7 TERMINATION WITHOUT GOOD REASON BY EMPLOYEE. Employee can terminate the Agreement and the employment relationship between the parties at any time and for any or no reason by providing the Company with 14 days written notice, which notice the Company can waive, in whole or in part, in its sole discretion, by paying Employee for such time; provided however, Employee can terminate his employment immediately without any prior notice in the event there is "Good Reason" as defined in Paragraph 3.5. As defined in Paragraph 3.5, "Good Reason" means the Company has failed to cure any of the occurrences set forth in Paragraph 3.5 within thirty (30) days after Employee delivers written notice thereof to the CEO and the Vice Chairman of Orleans. This requirement is in no way altered or affected by this Paragraph 3.7.

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SECTION 4. RESTRICTIVE COVENANTS

   4.1 CONFIDENTIALITY. Employee shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than the Company and Orleans, any Confidential Information. For purposes of the preceding sentence, "Confidential Information" means any information regarding Company's and/or Orleans' business methods, business policies, procedures, techniques, research or development projects or results; historical or projected financial information, budgets, trade secrets or other knowledge or processes of or developed by Company and/or Orleans; any names and addresses of customers or clients or any data on or relating to past, present or prospective Company and/or Orleans customers or clients; or any other confidential information relating to or dealing with the business, operations or activities of Company and/or Orleans, excepting in each case information otherwise lawfully known generally by, or readily accessible to, the trade or the general public, or as required to be disclosed by law or final, unappealable order of a court of competent jurisdiction or governmental authority. At no time shall Employee, directly or indirectly, remove or cause to be removed from the premises of Company and/or Orleans, or any Company Subsidiary or Orleans Subsidiary any memorandum, note, list, record, file, document or other paper, equipment or any like item relating to its business (including copies, extracts and summaries thereof) except in furtherance of the performance of Employee's duties under the Agreement. The restrictions and obligations contained herein shall be in addition to (and not a limitation of) any legally applicable protections of Company's and/or Orleans' interest in confidential information, trade secrets and the like.

   4.2 NONCOMPETITION AND NON-SOLICITATION. During the duration of Employee's receipt of Payments After Termination of Employment pursuant Section 2.8 above, or until the date which is one year after the date of Employee's termination or resignation of employment with the Company (regardless of the reason for the termination of Employee's employment, whether by Employee or the Company, whether for Cause or not, or whether for good reason or not), whichever is longer, ("Restricted Period"), (i) Employee shall not directly or indirectly engage in (as a principal, shareholder, partner, director, officer, agent, employee, consultant or otherwise) or be financially interested in any business operating within the State of Florida (the "Restricted Area"), which is engaged in the construction or marketing of any homes or the acquisition of development of any property for any such purpose; provided, however, nothing contained in this Paragraph 4.2 shall prevent Employee from holding for investment no more than two percent (2%) of any class of equity securities of a company whose securities are publicly traded on a national securities exchange or in a national market system; (ii) Employee shall not directly or indirectly induce or attempt to influence any employee, customer, client, independent contractor or supplier of Company and/or Orleans to terminate employment or any other relationship with Company and/or Orleans; and (iii) Employee shall not directly or indirectly induce or attempt to induce any person who is or was within the preceding year an employee of Company and/or Orleans to establish an employment relationship with any other person or entity.

   4.3 INJUNCTIVE AND OTHER RELIEF.

     (a) Employee acknowledges that the restrictions contained in this Section 4, in view of the nature of the business in which the Company is engaged, are reasonable and necessary in order to protect the legitimate interests of the Company, that their enforcement will not impose a hardship on Employee or significantly impair his ability to earn a livelihood, and that any violation thereof would result in irreparable injuries to the Company. Employee

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   therefore  acknowledges  that,  in the event of  Employee's  violation of, or threatened violation of, any of these restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages, including, subject to Section 4.3(b) hereof, the Company's legal and other costs of enforcing Employee's compliance with these restrictions, and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

     (b) In the event that the Company or the Employee incur counsel fees or other costs and expenses in connection with the enforcement of any and all of its rights under this Agreement, including any arbitration proceeding pursuant to Section 5 hereof, the substantially prevailing party shall be entitled to receive reasonable attorneys' fees and costs and expenses in connection with the enforcement of such prevailing party's rights.

     (c) If the Restricted Period or the Restricted Area specified in Paragraph
   4.2 above should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such amount or the area shall be reduced by the elimination of such portion or both such reductions shall be made so that such restrictions may be enforced for such time and in such area as is adjudged to be reasonable. If Employee violates any of the restrictions contained in Paragraph 4.2, the Restricted Period shall be extended by a period equal to the length of time from the commencement of any such violation until such time as such violation shall be cured by such Employee to the satisfaction of Company. The Company shall have the right and remedy to require Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Employee as the result of any transactions constituting a breach of this Section 4, and Employee shall account for and pay over such amounts to the Company upon the Company's request therefor. The Employee hereby expressly consents to the jurisdiction of any court within the Restricted Area to enforce the provisions of this Section 4, and agrees to accept service of process by mail relating to any such proceeding. The Company may supply a copy of Section 4 of this Agreement to any future or prospective employer of Employee or to any person to whom Employee has supplied information if the Company determines that there is a reasonable likelihood that Employee has violated or will violate this Section 4.

SECTION 5. ARBITRATION

   5.1 All disputes, claims, or controversies ("claims") arising out of or in connection with Employee's employment and/or termination of employment, except as set forth in Paragraph 5.10 below, shall exclusively be submitted to final and binding arbitration in Volusia County, Florida, before a single arbitrator, in accordance with the then current American Arbitration Association ("AAA") National Rules for the Resolution of Employment Disputes ("AAA Rules").

   5.2 Employee's duty to arbitrate covers, but is not limited to: any claims relating to or arising out of Employee's employment with and/or termination of employment by the Company and/or any of its related and/or affiliated companies; any claims for unpaid or withheld wages, severance, benefits, bonuses, stock, stock options, commissions and/or other compensation of any kind; any claims arising under the Employee Retirement Income Security Act; any claims for attorneys' fees, costs or expenses; any claims of discrimination and/or harassment based on age, sex, race, religion, color, creed, disability, handicap, citizenship, national origin, ancestry, sexual orientation, or any other factor protected by Federal, State or Local law; any claims for retaliation and/or any whistleblower claims; any claims for emotional distress or pain and suffering; and/or any other statutory or common law claims, now existing or hereinafter recognized, known or unknown, including, but not limited to, breach of contract, libel, slander, fraud, wrongful discharge, promissory estoppel, equitable estoppel and misrepresentation.

   5.3 In agreeing to submit to arbitration all claims arising out of or in connection with Employee's employment and/or termination of employment, except as set forth in Paragraph 5.10 below, Employee and Company are voluntarily and knowingly waiving their right to trial by jury.

   5.4 To start the arbitration process, Employee or Company must submit a written request to AAA within one (1) year of the date on which the event giving rise to a cause of action occurs. The arbitration is to take place in or near the city in which Employee is or was last employed by the Company. Any failure to request arbitration within this time frame shall constitute a waiver of all rights by Employee or Company to raise any claims in any forum arising out of any Claim that was subject to arbitration.

   5.5 The arbitrator shall be selected in accordance with the AAA Rules.

   5.6 The AAA, in cooperation with the arbitrator and the parties, shall set the date, time and place of the hearing.

   5.7 The arbitrator shall have all of the power of a court of law and equity, including the power to order discovery, in the arbitrator's discretion, as is available under the then current Federal Rules of Civil Procedure, and to grant legal and equitable remedies.

   5.8 The decision of the arbitrator shall be in writing and set forth the findings and conclusion upon which the decision is based. The decision of the arbitrator shall be final and binding and may be enforced under the terms of the Federal Arbitration Act (9 U.S.C. Section 1 et seq.). Judgment upon the award may be entered, confirmed and enforced in any federal or state court of competent jurisdiction.

   5.9 The Company shall bear the full cost of the arbitrator's fee. The Company and Employee shall bear their respective filing fees and attorneys' fees. However, the arbitrator may award Employee reimbursement for his filing fees and attorneys' fees in accordance with applicable law.

   5.10 It is expressly agreed that at the sole election of the Company, the Company may bring in any court of competent jurisdiction, any claims for special, temporary or permanent injunctive relief against Employee for misappropriation of confidential information, tortious interference with contractual relations, or violation of any covenant against competition or non-solicitation agreement as stated more fully in Section 4 above. Any damages with respect to such claims may be pursued in any court of competent jurisdiction in conjunction with a cause of action set forth in Section 4 and/ or in this Paragraph 5.10. This Agreement does not preclude Employee from filing claims with any federal, state, or local administrative agency.

   5.11 If any provision of this Arbitration Agreement is construed by a court of competent jurisdiction or arbitrator to be invalid or unenforceable, the remainder of this Agreement shall not be affected and the remaining provisions shall be given full force and effect without regard to the unenforceable provisions.

SECTION 6. MISCELLANEOUS

   6.1 PRIOR EMPLOYMENT. Employee represents and warrants that, on the date hereof, he is not a party to any other employment, non-competition, joint venture, partnership or other agreement or restriction that could interfere with his employment with the Company or his or the Company's rights and obligations hereunder; and that his employment and the performance of his duties hereunder will not breach the provisions of any contract, agreement, or understanding to which he is party or any duty owed by him to any other person. Employee warrants and covenants that he will not hereafter become a party to or be bound by any such conflicting agreement.

   6.2 SEVERABILITY. The invalidity or unenforceability of any particular provision or part of any provision of this Agreement shall not affect the other provisions or parts hereof. If any provision hereof is determined to be invalid or unenforceable by a court of competent jurisdiction by reason of the duration or scope of the covenants contained therein, such duration or scope, or both, shall be considered to be reduced to a duration or scope to the extent necessary to cure such invalidity.

   6.3 ASSIGNMENT. This Agreement shall not be assignable by Employee. This Agreement shall be assignable by the Company to Orleans or to any entity which may be or may become a direct or indirect Subsidiary of Orleans, in which event such assignee shall thereafter be deemed to be the Company for the purposes of this Agreement and to have all of the rights and obligations of the Company hereunder; provided, however, that any assignment by Orleans shall not relieve Orleans of its obligations pursuant to this Agreement. Subsidiary shall mean an entity of at least 80% of the equity of which is directly or indirectly owned by Orleans and which is controlled directly or indirectly by Orleans. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective permitted successors, assigns, heir, executors and administrators. Employee expressly agrees to the assignment of this Agreement pursuant to the terms set forth in this Paragraph.

   6.4 NOTICES. All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt request or by telegram, fax or telecopy (confirmed by U.S. mail), receipt acknowledged, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt on confirmation therefor, in all other cases. Any and all service of process and any other notice in any action, suit or proceeding shall be effective against any party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law.

     (a) If to Orleans Homebuilders, Inc.:


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
         Orleans Homebuilders Inc.
         One Greenwood Square
         3333 Street Road
         Suite 101
         Bensalem, PA 19020
         Tel:  (215) 245-7500
         Fax:  (215) 633-2356

         Attn:  Benjamin D. Goldman, Vice Chairman

         With a copy to:

         Wolf, Block, Schorr and Solis-Cohen LLP
         1650 Arch Street, 22nd Floor
         Philadelphia, PA 19103
         Tel:  (215) 977-2000
         Fax:  (215) 977-2334

         Attn:  Jonathan A. Segal, Esquire

     (b) If to Employee:

         At Employee's current home address as reflected in the Company's records

         With a copy to:

         John P. Greeley, Esquire
         Smith, Mackinnon, P.A.
         255 Orange Ave.
         Orlando, Florida 32801
         Tel:  (407)843-7300
         Fax:  (407)843-2448

   6.5 ENTIRE AGREEMENT AND MODIFICATION. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto. No amendment, modification, or waiver of this Agreement shall be effective unless in writing. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other of further exercise of the same or any other right, remedy, power, or privilege with respect to any occurrence or be construed as a waiver of any right, remedy, power, or privilege with respect to any other occurrence.

   6.6 GOVERNING LAW. The parties acknowledge that this Agreement has been entered into in connection with the acquisition by Orleans from the Former Stockholders of all of the stock of the Company and that Orleans is an intended beneficiary of this Agreement. Accordingly, the parties agree that this Agreement is made pursuant to, and shall be construed and enforced in accordance with, the internal laws of the State of Florida (and United States


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
federal law, to the extent applicable), without giving effort to otherwise applicable principles of conflicts of law.

   6.7 HEADINGS; COUNTERPARTS. The headings of paragraphs in this Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

   IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement as of the date first above written.

MASTERPIECE HOMES, INC.                                   EMPLOYEE

By: Benjamin D. Goldman                                   Robert Fitzsimmons
    Name: Benjamin D. Goldman                             Name: Robert
    Title:                                                Fitzsimmons

                      SCHEDULE 2.5 TO EMPLOYMENT AGREEMENT
                      ------------------------------------

   The following is a list of benefits initially available to Employee. The Employee may have access to these though he may choose not to enroll in all of them.

   1. Health insurance plan currently in place or comparable.

   2. 401(k) benefits comparable to existing plan (50% match of first 6% employee contribution).

   3. Use of Vehicle:

     (a) Current vehicle 2002 Suburban or equivalent vehicle for duration of employment agreement.

     (b) Gas and maintenance provided by Employer.

   4. Disability insurance currently in place or comparable.


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